KPMG Peat Marwick LLP








                         Independent Auditors' Consent
                         -----------------------------



Board of Directors
Aeroflex Incorporated

We consent to the use of our report incorporated herein by reference in this registration statement on Form S-8 of Aeroflex Incorporated of our report dated August 13, 1998, relating to the consolidated balance sheets of Aeroflex Incorporated and subsidiaries as of June 30, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows and related schedule for each of the years in the three-year period ended June 30, 1998 which report appears in the June 30, 1998 annual report on Form 10-K of Aeroflex Incorporated.



                                             /s/ KPMG PEAT MARWICK LLP
                                             KPMG PEAT MARWICK LLP

Jericho, New York
September 25, 1998